UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2012 (August 30, 2012)

AMC ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8747	43-1304369
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

920 Main Street, Kansas City, Missouri    64105
(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code: (816) 221-4000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

Dalian Wanda Group Co., Ltd. (“Wanda”), a leading Chinese private conglomerate and China’s largest investor in cultural and entertainment activities, and AMC Entertainment Holdings, Inc. (“Holdings”), a preeminent U.S. movie exhibitor, announced on September 4, 2012 the successful completion of Wanda’s acquisition of Holdings, creating the world’s largest cinema owner.  The acquisition was completed on August 30, 2012 when Holdings, the direct parent of AMC Entertainment Inc. (the “Company”), merged with Wanda Film Exhibition Co. Ltd. (“Merger Subsidiary”), a wholly-owned indirect subsidiary of Wanda, whereby Merger Subsidiary merged with and into Holdings with Holdings continuing as the surviving corporation and as a wholly-owned indirect subsidiary of Wanda (the “Merger”).   Prior to the Merger, Holdings was owned by certain investment funds related to J.P. Morgan Partners, LLC, Apollo Management, L.P. and certain related investment funds, affiliates of Bain Capital Partners, LLC, investment funds sponsored by The Carlyle Group and Spectrum Equity Investors (collectively, the “Sponsors”).  The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of May 20, 2012, among Holdings, Wanda, and the Stockholder Representative referred to therein, the adoption of which was approved by the stockholders of Holdings on May 21, 2012.  A change of control of the Company occurred pursuant to the Merger.  The merger consideration was comprised of $700 million, subject to certain purchase price adjustments.  Funding for the merger consideration was obtained by Merger Subsidiary pursuant to bank borrowings and cash resources of Wanda.

A press release dated September 4, 2012 announcing the completion of the Merger and other information is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2012, in connection with the consummation of the Merger, each of Aaron J. Stone, Dana B. Ardi, Stephen P. Murray, Lee Solomon, Philip H. Loughlin, Eliot P.S. Merrill and Brion B. Applegate resigned from the boards of directors of Holdings and the Company.  Gerardo I. Lopez will continue as a director of Holdings and the Company.

Following the resignation of the directors listed above, on August 30, 2012, each of Lin Zhang (Director and Vice President, Wanda), Chaohui Liu (Assistant to the President, General Manager of Investments & Securities Department, Wanda), Ning Ye (General Manager of Wanda Cinema Co., Ltd., an affiliate of Wanda) and Anthony J. Saich were elected to serve on the boards of directors of Holdings and the Company.  Lin Zhang was appointed as the chairperson of each board of directors.  Also on August 30, 2012, Lin Zhang, Chaohui Liu and Anthony J. Saich were appointed to the Audit Committee of Holdings, with Lin Zhang as chairperson, and Chaohui Liu, Ning Ye and Anthony J. Saich were appointed to the Compensation Committee of Holdings, with Chaohui Liu as chairperson.  On September 3, 2012, Lin Zhang, Chaohui Liu and Anthony J. Saich were appointed to the Audit Committee of the Company, with Lin Zhang as chairperson.

Item 8.01	Other Events.

On August 30, 2012, prior to the consummation of the Merger, the Company mailed notice of its election to redeem all of its outstanding 8% Senior Subordinated Notes due 2014 (the “Notes”) on October 4, 2012, at a redemption price of 100.00% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date.  On August 30, 2012, the Company irrevocably deposited with HSBC Bank USA, National Association, as trustee under the indenture governing the Notes, dated as of February 24, 2004 (as amended and supplemented, the “Indenture”), $141,026,667.60 to satisfy and to discharge its obligations under the Notes and the Indenture, plus an additional $5,600,000 to pay accrued interest on the Notes to September 1, 2012.

On August 30, 2012, in connection with the consummation of the Merger, Holdings amended and restated its certificate of incorporation and its bylaws.  Among other things, the amended and restated certificate of incorporation modified the capital structure of Holdings to authorize three classes of common stock and removed provisions in the certificate of incorporation providing certain voting and board representation rights for the Sponsors, and the amended and restated bylaws modified certain aspects of the board structure and removed provisions relating to board representation rights for the Sponsors.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1	Press release of the Company.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date: September 4, 2012	By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of the Company.